[LETTERHEAD OF LUSE GORMAN POMERENK & SCHICK, P.C.]



(202) 274-2000


October 24, 2003

Board of Directors
Provident Bancorp, Inc.
400 Rella Boulevard
Montebello, New York 10901

Board of Directors
New Provident Bancorp, Inc.
400 Rella Boulevard
Montebello, New York 10901

Board of Directors
E.N.B. Holding Company, Inc.
70 Canal Street, P.O. Box 669
Ellenville, New York  12428

        Re: Federal Tax Consequences of the Merger of E.N.B. Holding Company, Inc. with and into Provident Bancorp, Inc.

Ladies and Gentlemen:

        You have requested an opinion as to the federal income tax consequences of the following proposed transactions, pursuant to the Agreement and Plan of Reorganization by and between Provident Bancorp, MHC, a federal mutual holding company ("Provident MHC"); Provident Bancorp, Inc., a federal stock corporation ("Provident Bancorp"), Provident Bancorp, Inc., a Delaware stock holding corporation ("New Provident Bancorp"), Provident Bank, a federally chartered stock savings association, and E.N.B. Holding Company, Inc., a New York corporation ("ENBHC") and Ellenville National Bank, a national bank ("ENB") (the Agreement and Plan of Reorganization shall be referred to as the "Merger Agreement"): (i) ENBHC will merge with and into New Provident Bancorp, or a to-be-formed subsidiary of New Provident Bancorp, with New Provident Bancorp (or the subsidiary) as the resulting or surviving corporation (the "Merger"); and
(ii) the separate existence of ENBHC will cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of ENBHC will be vested in and assumed by New Provident Bancorp. As part of the Merger, each share of ENBHC common stock will be converted into the right to receive the Merger consideration pursuant to the Merger Agreement. Immediately after the Merger, ENB will merge with and into Provident Bank, with Provident

Board of Directors
Provident Bancorp, Inc.
New Provident Bancorp, Inc.
E.N.B. Holding Company, Inc.
October 24, 2003
Page 2


Bank as the resulting institution ("Bank Merger"). This letter does not address the state and local tax consequences of the transactions. The terms used but not defined herein, whether capitalized or not, shall have the same meaning as in the Merger Agreement.

        For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consents of Provident MHC, Provident Bancorp and Provident Bank and the consents of ENBHC and ENB upon certain written representations of each of the parties hereto (which representations we have neither investigated nor verified).

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

        Based solely upon and subject to the foregoing, it is our opinion that, under presently applicable law, the following will be the material federal income tax consequences of the transaction.

                                     OPINION

        Based solely upon the above-referenced representations and information and assuming the transactions occur in accordance with the Merger Agreement, the Merger, and Bank Merger (and taking into consideration the limitations at the end of this opinion), it is our opinion that under current federal income tax law:

        (A) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of
               Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

Board of Directors
Provident Bancorp, Inc.
New Provident Bancorp, Inc.
E.N.B. Holding Company, Inc.
October 24, 2003
Page 3


        (B) None of the Conversion, the Exchange Offer, or the Bank Merger will adversely affect the Merger qualifying as a Reorganization within the meaning of Section 368(a) of the Code.

        (C) No gain or loss will be recognized by Provident Bancorp, New Provident Bancorp, Provident Bank, ENBHC or ENB by reason of the Merger;

        (D) The exchange of ENBHC Common Stock to the extent exchanged for New Provident Bancorp Common Stock will not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of ENBHC;

        (E) The basis of the New Provident Bancorp Common Stock to be received (including any fractional shares deemed received for tax purposes) by an ENBHC shareholder will be the same as the basis of the ENBHC Common Stock surrendered pursuant to the Merger in exchange therefore; and

        (F) The holding period of the shares of New Provident Bancorp Common Stock to be received by a shareholder of ENBHC will include the period during which the shareholder held the shares of ENBHC Common Stock surrendered in exchange therefore, provided the ENBHC Common Stock surrendered is held as a capital asset at the Effective Time.

                                      ****

        No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views.

                                     CONSENT

        We hereby consent to the filing of the opinion as an exhibit to New Provident Bancorp's Registration Statement on Form S-4 as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Joint Proxy Statement/Prospectus contained in Provident MHC's

Board of Directors
Provident Bancorp, Inc.
New Provident Bancorp, Inc.
E.N.B. Holding Company, Inc.
October 24, 2003
Page 4


Application for Approval of Conversion on Form AC as filed with the Office of Thrift Supervision and the Form S-4 under the captions "The Merger and the Merger Agreement--Material Federal Income Tax Consequences of the Merger" and "Legal Matters."

                                            Sincerely,



                                            /s/ Luse Gorman Pomerenk & Schick
                                            ------------------------------------
                                            LUSE GORMAN POMERENK & SCHICK,
                                            A Professional Corporation